Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310.954.1105

John.Mills@icrinc.com

eDiets.com® Announces Q2 2008 Results

FORT LAUDERDALE, FL, August 6, 2008 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the power of the Internet to bring diet, fitness and healthy lifestyle solutions to everyone, today announced results for the second quarter and six months ended June 30, 2008.

Revenues for the second quarter of 2008 were $6.5 million, compared to $7.6 million in the prior year period. Net loss for the quarter was $(3.1) million, or $(0.12) per diluted share, for the second quarter of 2008, compared to $(1.4) million, or $(0.06) per diluted share, for the second quarter of 2007.

Adjusted EBITDA*, defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, bad debt expense and loss on disposition of assets, for the quarter ended June 30, 2008 was $(1.4) million compared to ($0.4) million in the prior year period.

For the six months ended June 30, 2008, the Company recorded revenues of $15.2 million compared $16.0 million for the same period last year. Net loss was $(8.3) million, or $(0.33) per share, compared to $(2.7) million, or $(0.11) per share, for the first six months of 2007. Adjusted EBITDA for the first half of 2008 totaled $(4.8) million compared to $(0.9) million in the comparable year period.

Second Quarter 2008 and Subsequent Highlights:

•	Achieved over 280% increase in Q2 2008 meal delivery revenues from prior year

•	Signed and launched co-branded meal delivery program with national health and wellness expert Jillian Michaels of NBC’s The Biggest Loser

•	Signed 8 B2B contracts and launched 5 B2B programs year-to-date

•	Signed new agreement with food supplier significantly improving inventory control and reducing food costs

•	Appointed Laura Klein as Chief Information Officer in June 2008

“During the second quarter we intensely focused on improving our new enterprise platform,” stated President and Chief Executive Officer, Steve Rattner. “These preparations culminated in the recent implementation of robust payment, billing and fulfillment functionality, as well as made it possible for the launch of two new B2B client programs and community features within the last week. We are pleased with this progress, although we expect that short term delays in B2B launches combined with the challenging macroeconomic conditions will defer the benefits and operating leverage from the new platform and previously expected growth of the B2B and meal delivery businesses to the 2009 diet season.”

Thomas Hoyer, Chief Financial Officer commented, “Despite the challenging economic conditions, we are confident that recent enhancements to our overall business platform will enable us to achieve improvements in our operating performance in the third and fourth quarter compared to the second quarter based on the improvements we have made in our overall business platform during the second quarter. We continue to believe in the long-term opportunity for eDiet’s integrated health and wellness platform, and are committed to fine tuning the platform and digital subscribers, meal delivery, and e-commerce businesses in order to best prepare for growth in the post-holiday diet season.”

Conference Call

The company will host a conference call to discuss the second quarter of 2008 results at 8:30 a.m. Eastern Time on Thursday, August 7, 2008. Participants may access the call by dialing 866-510-0704 (domestic) or 617-597-5362 (international), passcode 86375577. In addition, the call will be webcast via the Investor Relations section of the company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Thursday, August 21, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 39234724.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets currently features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net loss	$(3,128)	$(1,442)	$(8,253)	$(2,699)
Interest income, net	(10)	(24)	(52)	(66)
Interest expense on secured notes	372		760
Amortization of secured notes	335	—	595	—
Income tax (benefit) provision	33	83	1	142
Depreciation	391	215	691	447
Amortization of Intangibles	237	302	529	604
Stock-based compensation	290	418	758	590
Loss on disposition of fixed assets	1	20	1	20
Bad debt expense	65	5	91	11
Severance Charges	26	53	35	69

Adjusted EBITDA	$(1,388)	$(370)	$(4,844)	$(882)

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that we will not be able to obtain sufficient and/or acceptable outside financing (when and if required);, changes in general economic and business conditions; changes in product acceptance by consumers; a decline in the effectiveness of sales and marketing efforts; loss of market share and pressure on prices resulting from competition; significant investments in our technology platform, marketing plans, and product development to remain competitive with other online providers of healthy living and weight loss plans, many of which may be found to offer superior and more varied features than our plans and may also be offered for free; volatility in the advertising markets; any delay, disruption, or suspension of our supply of prepared meals from our vendor; changes in consumer preferences and discretionary spending; product liability and other risks from the sale of ingested products; regulatory actions affecting our marketing activities; and the outcome of litigation pending against us. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to our Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward- looking statements.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Digital plans	$2,524	$5,124	$5,736	$11,256
Meal delivery	2,720	711	6,823	1,391
Other	1,207	1,716	2,656	3,348

Total revenues	6,451	7,551	15,215	15,995
Cost and expenses:
Cost of revenue
Digital plans	574	670	1,198	1,655
Meal delivery	2,765	719	7,123	1,290
Other	114	119	209	256

Total cost of revenue	3,453	1,508	8,530	3,201
Technology and development	1,021	1,017	1,972	1,891
Sales, marketing and support	2,329	4,416	7,495	9,569
General and administrative	1,809	1,671	3,638	3,351
Amortization of Intangibles	237	302	529	604

Total cost and expenses	8,849	8,914	22,164	18,616

Loss from operations	(2,398)	(1,363)	(6,949)	(2,621)
Interest income	24	29	75	97
Interest expense	(721)	(25)	(1,378)	(33)
Income tax provision	(33)	(83)	(1)	(142)

Net loss	$(3,128)	$(1,442)	$(8,253)	$(2,699)

Loss per common share:
Basic and diluted	$(0.12)	$(0.06)	$(0.33)	$(0.11)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	25,114	24,748	25,079	24,707

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(1,021)	$(54)	$(4,975)	$(1,560)
Investing	(797)	(270)	(1,709)	(1,677)
Financing	2,567	149	2,520	163

	June 30, 2008	December 31, 2007
BALANCE SHEET DATA:
Cash and cash equivalents	$2,806	$7,132
Total assets	24,295	27,691
Deferred Revenue	3,779	3,664
Long-term debt (excluding capital leases)	7,553	6,247
Stockholder’s equity	8,232	12,862

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